Exhibit 23.5

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated December 13, 2016, relating to the Statement of Revenues and Direct Operating Expenses associated with the oil and natural gas properties acquired by Callon Petroleum Company (“Callon”) from Plymouth Petroleum, LLC and additional sellers that exercised their “tag-along” rights, included in Callon’s current report on Form 8-K/A filed on December 13, 2016.

We also consent to the reference to us under the caption ‘‘Experts’’ in the Prospectus.

/s/ BDO USA, LLP

Houston, Texas

July 24, 2017